EXHIBIT 99

                   THE FIRST AMERICAN CORPORATION DEFERS GAIN
                ON SALE OF ITS CONTOUR SOFTWARE, INC. SUBSIDIARY

          SANTA ANA, Calif., May 17, 2001 - The First American Corporation (NYSE: FAF), the nation's leading, diversified provider of business information and related products and services, today announced that it will defer the one-time gain on the sale of its Contour Software subsidiary, rather than recognize the full gain in the first quarter of 2001. The deferral of this one-time gain has no impact on the company's previously reported operational net income of 30 cents per diluted share and will have no impact on the company's future operational net income.

          The company's public accountants, PricewaterhouseCoopers LLP, originally advised the company to recognize a $14.2 million pretax capital gain, or 12 cents per diluted share on an after-tax basis, on the sale of Contour in the first quarter of 2001. The company's public accountants have since advised that the gain should instead be deferred over the life of a three-year promissory note received as part of the consideration for the sale.

          The First American Corporation, based in Santa Ana, Calif., is the nation's leading, diversified provider of business information and related products and services. The corporation's three primary business segments include: title information and services; real estate information and services, which includes mortgage information services and database information and services; and consumer information and services, which provides automotive, subprime and direct-to-consumer credit reporting; direct-to-consumer public records reporting; resident screening; pre-employment screening; property and automotive insurance tracking services; property and casualty insurance; home warranties; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

     Certain statements made in this press release, including those relating to the deferral of the one-time gain on the sale of Contour Software and the lack of impact it will have on the company's future operational net income are forward-looking. Risks and uncertainties exist which may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements
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     include: interest rate fluctuations; changes in the performance of the real estate  markets;  general  volatility  in the capital  markets;  changes in
     applicable  government  regulations;   consolidation  among  the  company's
     significant customers and competitors; legal proceedings commenced by the California attorney general and related litigation; the company's continued ability to identify businesses to be acquired; changes in the company's ability to integrate businesses which it acquires; and other factors described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.